Filed Pursuant to Rule 424(b)(5)

Registration No. 333-273153

PROSPECTUS SUPPLEMENT

(To Prospectus Supplements dated July 18, 2025, September 4, 2025, and September 30, 2025 to Prospectus dated July 14, 2023)

This prospectus supplement amends and supplements the information in the prospectus supplement, dated July 18, 2025, as supplemented by prospectus supplements dated September 4, 2025 and September 30, 2025 (as so supplemented, the “ATM Prospectus”), relating to the offer and sale of shares of our common stock, $0.001 par value per share (“Common Stock”), pursuant to the At-The-Market Offering Agreement, dated July 18, 2025 (the “Sales Agreement”), between us and R.F. Lafferty & Co., Inc., as exclusive sales agent (“R.F. Lafferty”). This prospectus supplement should be read in conjunction with the ATM Prospectus and the base prospectus, dated July 14, 2023 (the “Base Prospectus”), and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the ATM Prospectus or the Base Prospectus. This prospectus supplement is not complete without and may only be delivered or utilized in connection with the ATM Prospectus and the Base Prospectus and any future amendments or supplements thereto.

On May 11, 2026, we provided notice to R.F. Lafferty of our election to terminate the Sales Agreement, which termination is effective on May 18, 2026, in accordance with the terms of the Sales Agreement. Pursuant to the Sales Agreement, we were entitled to offer and sell, from time to time through R.F. Lafferty, shares of Common Stock, having an aggregate offering price of up to $6,500,000 in an at-the-market equity offering program. As of the date of the filing of this prospectus supplement, we have sold an aggregate of 50,858 shares of Common Stock pursuant to the Sales Agreement, resulting in gross proceeds of $451,526.95.

The purpose of this prospectus supplement is to report the termination of the Sales Agreement and to terminate the continuous offering by us under the ATM Prospectus effective May 18, 2026.

The Common Stock is listed on The Nasdaq Capital Market tier of The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “ARTL.” As of May 15, 2026, the last reported sales price of the Common Stock on Nasdaq was $1.84.

Investing in our Common Stock involves a high degree of risk and uncertainty. See “Risk Factors” beginning on page S-9 of the ATM Prospectus and the other documents that are incorporated by reference in the ATM Prospectus and the accompanying Base Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT, THE PRIOR PROSPECTUS SUPPLEMENTS OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is May 18, 2026.